EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

05-12-10/10:00 am CT

Confirmation # 2570144

HELEN OF TROY, LIMITED.

Moderator: Robert Spear

May 12, 2010

10:00 am CT

Operator:  Good morning, ladies and gentleman, and welcome to the Helen of Troy fourth quarter and year-end conference call for fiscal 2010.

At this time, I would like to inform you that all participants are in a listen only mode.  At the request of the company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference are Gerald Rubin, Chairman, Chief Executive Officer and President, Thomas Benson, Senior Vice President and Chief Financial Officer, and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Mr. Robert Spear.  Please go ahead,sir.

Robert Spear:  Thank you.  Good morning everyone, and welcome to Helen of Troy’s fourth quarter and year-end financial results conference call for fiscal 2010.

The agenda for this morning’s conference call will be as follows.  We’ll have a brief forward-looking statement review followed by Mr. Rubin, who will discuss our fourth quarter and year-end earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the fourth quarter and year end by Tom Benson, our Chief Financial Officer.  And finally, we’ll open up for questions and answers.

Safe Harbor; this conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance.  A number of risks or uncertainties may cause actual results to differ materially from historical or anticipated results.

Generally, the words “anticipate, believes, expects” and other similar words identify forward-looking statements.  Forward-looking are subject to risks that could cause such statements to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information.  These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by the company.  The company cautions listeners not to place undue reliance on the forward-looking statements or non-GAAP information.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted on our Web site at www.hotus.com.  The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures.  The release can be accessed by selecting the “Investor Relations” tab on our home page and then the “News” tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Good morning everybody and welcome to our conference call.  Helen of Troy today reported record fourth quarter net sales revenue and record net income and improved net sales revenue and improved net income for the fiscal year ending February 28, 2010.

Our fourth quarter net sales revenue increased 9.8% to $152,161,000 from $138,580.000 in the same period the prior year.  Fourth quarter net sales revenue on the Houseware segment increased 12.2% to $50 million compared to $44,594,000 for the same period last year, demonstrating the continued strength of our OXO brands.

Net sales revenue in the personal care segment increased 8.7% to $102,133,000 in the fourth quarter compared to $93,986,000 for the same period last year, reflecting the acquisition of the Infusium-23 hair care business on March 31, 2009, partially offset by a still challenging retail environment.

Net income for the fourth quarter was $16,664,000 or 54 cents per fully diluted share.  Income in the prior year’s fourth quarter, excluding the impairment charge, was $11,022,000 or 36 cents per fully diluted share.  Net income increased 51.2% in the fourth quarter of fiscal 2010 when compared to income in the fourth quarter of the prior year after excluding the impairment charge in the prior year fourth quarter.

Fiscal year net sales revenue increased 4% to $647,626,000 from $622,745,000 in the prior fiscal year.  Net sales revenue in the Houseware segment, for the full year, increased 13.1% to $198,475,000 compared to $175,501,000 for the same period last year.  Net sales revenue in the personal care segment for the full year increased 0.4% to $449,151,000 compared to $447,244,000 for the same period last year.  Net income for the year was $71,817,000, or $2.32 per fully diluted share.

On a non-GAAP basis, income in the previous fiscal year, excluding significant items, was $49,293,000 or $1.59 per fully diluted share.  Fiscal 2010 net income increased 45.7% compared to the prior fiscal year after excluding the significant items from the prior fiscal year.  Fourth quarter gross profit as a percentage of net sales revenue increased to 44.8% compared to 38.7% in the same period last year.  Fiscal year gross profit, as a percentage of net sales revenue, increased to 43.1% in fiscal 2010 from 41% in fiscal 2009.

We are very pleased with our fourth quarter results.  We continue to make progress in achieving our strategic business objectives initiated during the past year.  At fiscal year-end, our cash, cash equivalents and trading securities balance was $110 million.  And on March 31, 2010, we utilized $65 million of our available cash to acquire the Pert Plus and the Sure brands from Innovative Brands LLC.  And we anticipate that our Pert Plus and Sure brands will be immediately accretive  to earnings.

Our ongoing efforts to improve our gross profit margin and reduce expenses, as a percentage of sales, are reflected in our results for the full year.  We plan to continue to implement the following specific initiatives for fiscal 2011 with the goal of achieving net sales revenue and net income growth.

•                  Continued growth and expansion of the OXO product lines.

•                  Continued investment in new product line development and introductions to gain market share.

•                  Integration and development of our new Pert Plus and Sure product lines.  Continued sourcing and product cost management initiatives to offset expected commodity and inbound transportation cost increases.

•                  Continued implementation of productivity initiatives to reduce operating expenses

•                  The pursuit of additional acquisitions of complementary businesses or product lines.

I would now like to turn over our conference call to Tom Benson, our CFO, who will give us a financial review.

Thomas Benson:  Thank you Jerry and good morning everyone.  In the fourth quarter we experienced a year-over-year net sales revenue increase of 9.8%, reflecting sales from the Infusium-23 acquisition and continued strength of our OXO brand partially offset by the impact of a continued difficult retail sales environment.

Gross profit margin improved by 6.1 percentage points year-over-year.  Fourth quarter selling, general and administrative expense, as a percent of net sales revenue, increased by 3.2 percentage points compared to the same period last year, which I will discuss in more details shortly.  Fourth quarter net income was $16.7 million, or 54 cents per fully diluted share, compared to a loss of $88 million or 2.93 per fully diluted share for the same period last year.  The prior year fourth quarter includes non-cash asset impairment charges of $99.1 million, net of tax.

After excluding this significant item, prior year non-GAAP income was 11 million or 36 cents per fully diluted share.  GAAP-based net income for the fourth quarter fiscal 2010 improved by $5.6 million or 18 cents per fully diluted share compared to the same — to prior year non-GAAP income excluding the significant item.

Please refer to the schedules accompanying the press release for a reconciliation of net income (loss) as reported to income without the significant items.  A fourth quarter net sales revenue increased 9.8% year-over-year. Net sales revenue in the fourth quarter of fiscal 2010 was $152.2 million compared to $138.6 million in the fourth quarter of fiscal 2009.  This is an increase of $13.6 million or 9.8%.  The increase in net sales revenue reflects the year-over-year impact of the

Infusium-23 acquisition and the continued growth of our Houseware segment due to the success of the dry food storage category, the launch of the wet food storage line, and other line extensions. Sales growth was partially offset by the difficult retail environment and its continued impact on consumer demand mostly in our appliance product category.  Operating income before impairments increased by 39.2%, in dollar terms, year-over-year.

Operating income before impairments in the fourth quarter of 2010 was 20.6 million which is 13.5% of net sales compared to $14.8 million or 10.7% of net sales in the fourth quarter of fiscal 2009.  This represents an increase of $5.8 million or 39.2%.

The increase in operating income before impairment primarily reflects the impact of sales growth and improvements in gross profit margin.  Net income in the prior year fourth quarter includes non-cash asset impairment charges of $99.1 million, net of tax.  After excluding the significant item, prior year’s net income was $11 million.  Fiscal 2010 fourth quarter net income improved by $5.6 million compared to the prior year income excluding the significant item.

Income excluding the significant items in the fourth quarter of fiscal 2010 was $16.7 million, 11% of net sales, compared to $11 million, or 8% of net sales, in the fourth quarter of fiscal 2009.  This is an increase of 5.6 million or 51.2%.  The growth in income reflects an increase in net sales revenue and gross profit margin improvement as well as the impact of lower interest expense year-over-year.

Fourth quarter diluted earnings per share was 54 cents in the fourth quarter fiscal 2010 compared to a $2.93 loss in the fourth quarter of fiscal 2009.  This is an increase year-over-year of $3.47.  After excluding the non-cash impairment charges of 99.1 million for the prior year fourth quarter, diluted earnings per share, without significant items, was 54 cents in the fourth quarter fiscal 2010 compared to 36 cents in the fourth quarter fiscal 2009.  This is an increase of 18 cents or 50%.

Now I’d like to provide a more detailed review of various components of our financial performance.  Products in our personal care segment include hair dryers, flat irons, curling irons, thermal brushes, massagers, spa products, foot baths, electric clippers and trimmers, hair brushes and accessories, liquid hair care and styling products, shampoos, hair treatments, men’s fragrances, men’s deodorants, foot powder, body powder and skin care products.

The key brands in this segment include Revlon, Vidal Sassoon, Bed Head, Hot Tools, Dr. Scholl’s, Gold n Hot, Brut, Ammens, Sea Breeze, (Ogilvie), and Infusium 21.  Personal care net sales were $102.1 million in the fourth quarter of fiscal 2010 compared to $94 million in the fourth quarter of fiscal 2009. This is an increase of 8.1 million or 8.7%.  The growth in personal care net sales revenue reflects the year-over-year impact of the Infusium-23 acquisition, partially offset by a still difficult retail sales environment.

Our Houseware segment consists of the OXO business.  OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbeque, barware, garden, automotive, storage and organization.  Brands that we sell include OXO Good Grips, OXO Steel, OXO Softworks, OXO Touchables and Candela.

The Houseware segments net sales — net sales revenues - was 50 million in the fourth quarter of fiscal 2010 compared to $44.6 million in the fourth quarter of fiscal 2009.  This is an increase of $5.4 million or 12.2%.  Sales growth was driven by the continued success of our Good Grips POP line of modular dry food storage containers, the year-over-year impact of the launch of our wet food storage line, customer price increases and improvements in product mix.

Consolidated gross profit for the fourth quarter was $68.2 million, which is 44.8% of net sales in the fourth quarter of fiscal 2010 compared to $53.7 million which was 38.7% of net sales in the fourth quarter of fiscal 2009.  This is a dollar increase of $14.5 million and a percentage increase in dollar terms of 27.1%.  The gross profit margin as a percentage of sales increased 6.1 percentage points.

The improvement in gross profit is due to the impact of commodity costs and inbound freight decreases from earlier this year that began to cycle through our cost of goods sold in the second half of the fiscal year, lower sourcing overhead as a result of streamlining our Far East sourcing operations, customer price increases and product mix improvements in the Houseware segment and the impact of the Infusium and (Ogilvie) acquisitions which have comparatively higher margins than the core business. We do not anticipate continuing gross profit improvement due to recent product and inbound transportation cost increases.

Fourth quarter selling, general and administrative expense was $47.7 million, which is 31.3% of net sales in the fourth quarter of fiscal 2010, compared to $38.9 million which was 28.1% of net sales in the fourth quarter of fiscal 2009.  This represents an increase of 8.7 million in dollar terms, it is a percentage increase of 22.5% in dollar terms, and it’s an increase as a percentage of sales of 3.2 percentage points.

The increase in SG&A in the fourth quarter is primarily due to an increase in incentive compensation expense due to the year-over-year improvement in our overall financial results, higher advertising expense, higher intangible asset amortization as a result of recent acquisitions, and higher foreign exchange losses mostly due to a devaluation of the Venezuelan currency in the fourth quarter.

Interest expense for the fourth quarter was $2.1 million or 1.4% of net sales revenue compared to $3.4 million or 2.4% of net sales revenue in the same quarter last year.  The decrease in interest expense is due to lower levels of outstanding debt.  Income tax for the fourth quarter of fiscal

2010 was $1.9 million compared to 126,000 in the fourth quarter of fiscal 2009. Fourth quarter income tax expense was 10.3% of pre-tax earnings compared to a negative.1% effective tax rate in the same quarter last year.  The fluctuations in our effective tax rates year-over-year is attributable to the net loss resulting from the intangible asset impairment charges recorded in the fourth quarter of fiscal 2009 and the minimal tax benefit received from the write offs.

I will now discuss our financial position.  Our cash, cash equivalents and trading security balance was $110.2 million at February 28, 2010 compared to $103.2 million at February 28, 2009, and we had no borrowings on our $50 million revolving line of credit.  Our long-term investment balance was $20.5 million at February 28, 2010 compared to $20 million at February 28, 2009.

We used 69 million of cash on hand for the Pert and Sure acquisition which closed on March 31, 2010.  Receivables were $109.7 million at February 28, 2010 compared to $103.5 million at February 28, 2009.  Receivable turnover improved to 65.3 days at February 28, 2010 from 68.3 days at February 28, 2009.  Inventory at February 28, 2010 was $124 million compared to 169.8 million at February 28, 2009, a reduction of 45.8 million.

Stockholder equity increased $75.1 million to 583.8 million at February 28, 2010 compared to $508.7 million at February 8, 2009.  I will now turn it over to (Jerry) for questions.

Gerald Rubin:  Thank you Tom.  Operator, we will now entertain calls — questions.

Operator:  Certainly.  We will now conduct the question and answer session.  If you are using a speakerphone, please pick up the handset before signaling.  If you would like to ask a question, please signal by pressing star then 1 on your telephone keypad.  If you find that your question has been answered, please remove yourself from the queue by pressing star 2.  Your question will be taken in the order it is received.  Please stand by for our first question.

We’ll hear first from Per Ostlund with Jefferies & Company.  Please go ahead.

Per Ostlund:  Thank you.  Good morning everybody.  A question on the — on Pert and Sure if we can start there.  Now than you’ve had that in-house for I guess just over a month, how do you sort of handicap the near and long term opportunities for the brands?  Is it — is it something where you know you see the opportunity to probably be a little more aggressive on the marketing front than the previous owners were?

You know do you see near or longer term have a greater international opportunity here maybe?  And what are your thoughts on the sourcing?

Gerald Rubin:  Thank you for the question.  As you know a year ago we bought Infusium-23 and that’s worked out very, very well for us.  We’ve integrated into our system just as we’re going to be doing in the next 30 to 60 days for Pert and Plus.

The sourcing for those products, for Pert Plus and Sure, were not done in-house.  They were third parties that we currently do business with.  And so we believe that we will continue to do business with them and hopefully get better prices because of the volume that we give all these manufacturers.

As you know, we do not manufacture everything.  Everything is made by third parties for us.  And as far as increasing the business, we’re very aggressive.  We are going, you know, to continue the business that Innovative had.  We believe that because of our strength that we will be stronger in the marketplace and more promotional.

You know, we will continue to advertise, possibly to a greater extent than they did in the past, and grow the businesses.  And I think that business and the Innovative – the Innovative business and the Infusium-23, plus our other brands will benefit because we are now going to be more important to the retailers.  So overall it turned out to be a very, very good acquisition for us.

Per Ostlund:  Yes, it certainly seems that way.  Is it fair for us to assume that the Pert and Sure businesses will carry higher margins than your current corporate average?

Gerald Rubin:  Yes.

Per Ostlund:  OK.

Gerald Rubin:  It would be more in line with the – with the Infusium-23.  As you all know, none of the results that we just talked about have the inclusion of the Pert and Sure because we purchased it on April 1, which was 1 month after our fiscal year started.  So we will – as this year goes on, we’ll have 11 months of Pert and Sure included in our – on our sales and earnings.

Per Ostlund:  I appreciate the clarification on that.  What was the Infusium contribution to sales this quarter?

Thomas Benson:  This is Tom Benson.  We’re filing our 10-K tomorrow and you’ll be able to figure it out from there.  My recollection is it was just over $8 million.  But it’s provided in the K.  You can figure it out.

Per Ostlund:  OK.  So if I’m figuring this correctly, at about $8 million that would suggest that personal care then on a whole was probably about flat organically.  Does that sound …

Thomas Benson:  It was.

Per Ostlund:  … about right?

Thomas Benson:  Without the Infusium it was down slightly ...

Per Ostlund:  OK.

Thomas Benson:  … which was – which is a good improvement from the prior quarters.

Per Ostlund:  Yes.  It – now how – can you speak to appliances specifically at all at this point or is that something that we should wait on the K for?

Thomas Benson:  We really don’t – I mean within our personal care we have appliances, we have liquids and lotions and we have brushes, combs and accessories, as I explained what’s in there.  And the liquids and lotions have been going through acquisitions and some core growth.  The appliances have been a tough area for an extended period of time but the trend had improved in the fourth quarter.

Per Ostlund:  OK.  One last one for now.  I just wanted to get back to something you said Tom on the gross margin front because obviously this quarter was a really, really strong increase.

Thomas Benson:  Right.

Per Ostlund:  When you said you don’t expect margin increases, gross margin increases going forward, is it – was it not seeing margin increases of that magnitude or not seeing margin – gross margin increases period?

Thomas Benson:  As I stated, we had a 44.8% gross profit margin for the quarter.  For the year we had a 43.1%.  In the – in the current environment, I do not see those growing.

Per Ostlund:  OK.  Basically because the product cost and the freight costs are heading up and the better mix probably offsets that but nothing – you know not a dramatic shift.

Thomas Benson:  Yes.  There’s a lot of things …

(Crosstalk)

Thomas Benson:  … there’s a lot of things that go into it.  And so – I mean the reason I made that comment was we had a 6% increase year-over-year – six percentage points and – which was a very good result and I think you know we’ve reached a level that we’re going to work hard to maintain but I would not – people should not expect a continue in increases.

Per Ostlund:  OK.  Thank you very much.

Thomas Benson:  Thank you.

Operator:  We’ll take our next question from Jason Gere with RBC Capital Markets.  Please go ahead.

Jason Gere:  Hello.  Thanks.  Good morning guys.

Gerald Rubin:  Good morning.

Jason Gere:  I guess just following up on the gross margin, and I thought the initial comment was on gross profit not increasing but it was gross margins.  So are you – should – I guess you know your range historically I think longer term is 40 to 45.  Can you just kind of – I guess, one kind of rank order some of the biggest gross margin drivers that are out there?

Two, I know you said that should increase but should we expect gross margins to contract a little bit?

And then, kind of on the third point of that, would you still expect operating margin improvement you know i.e.,, SG&A leverage kind of coming through?  And then I have a follow on question.

Gerald Rubin:  OK.  Well you know the larger percentage of profit comes from our liquids.  I’d say second comes from our Housewares division OXO and the third comes from appliances.  And you’re right, even though the gross profit percentage – you know we’re not looking for another 6% increase for the next quarter.

The net profit should increase because, as we have told you all that you know Pert and Sure should add about $65 million in sales for us, and we’ve incorporated that into our Idelle Labs division, and we will not be operating the Innovative Brands company out of Phoenix.

So there’s a – there’s a lot of synergies that’ll come in the next 60 days with the Pert and Sure being put into the Idelle Labs.  So you know the answer is yes, we’re looking for improved profit percentage coming for the next year.

Jason Gere:  OK.  So just to be clear, so flattish gross margins but SG&A leverage gets you to some operating margin improvement.

Gerald Rubin:  True.

Jason Gere:  OK.  Good and then just can you just talk on OXO?  And I guess I just wanted to get an early read on the launches, the wet launch, baby.  Just in terms of – I know – I think (Jerry) you’ve been out there maybe a couple months ago talking about the growth prospects of OXO, thinking the $230 million range.  Just want to say I know you’re talking about the retail environment is a little bit more difficult.  I don’t think you’re really talking about OXO as much as maybe on the personal care side.

So I was just wondering if that kind of still holds true.  That would kind of imply a 15% growth if that was the case for this year.

Gerald Rubin:  OK.  Well, as you know we reported that the Houseware segment, which is OXO, increased 12.2% and for the year …

Thomas Benson:  It’s 13.1.

Gerald Rubin:  … you know 13%.  So yes, we’re looking for the – you know the same double digit growth for next year.  They have a lot of new products.  There’s something like 160 new products that are going to be shown this year.

The OXO Tots, which we’ve talked about, will have very good placement but the shipments will not occur until the third quarter of this year; somewhere around September.  Our third quarter starts September and that’s when the initial shipments will be made, although some may be shipped the month before, but for the most part it’s going to turn out to be you know August or September.

Jason Gere:  OK.

Gerald Rubin:  But that – you’re right, that’s still growing and as – and as well as our liquids are growing very, very nicely also and they’re going to have that big increase next year because of the Pert and Sure acquisition.

Jason Gere:  And just on OXO can you talk a little bit about additional facings or SKUs in existing channels as opposed to what are their new channels or new retailers that you’ve gained entrance into?  Can you just talk about where you’ve seen some of those wins come through to kind of drive that type of sale?  Because I – clearly that type of growth is well above you know most any category out there in the HPC industry right now.

Gerald Rubin:  Yes.  Well what’s happening with them, you know, they’re always obtaining new customers but as far as the major customers, you know, they sell – or we sell all the major customers that we do want to sell at the present time.  So it’s – the success comes from the retailers that we’re currently selling – buying and selling more merchandise.

So, as we come out with all these new products, of course they have to increase the space that they give us.  So you know the growth is coming from increased space and new product categories that we’re into.

Jason Gere:  OK.

Gerald Rubin:  And the baby area, the baby – the tots, the OXO Tots, that would be new customers also.

Jason Gere:  OK, great.  And then just the last question, just on the hair care with obviously Pert and the money behind it.  Can you just talk about what you’re seeing?  I mean obviously we’ve heard a lot about the promotional environment.  Hair care’s one of those categories where it’s gotten a little bit more difficult.

You know in terms of your initial expectations with what you would put behind the brand, and has anything changed there that you feel that you have to step up the support a bit more, given that everyone is kind of you know clamoring over the customers right now?

Gerald Rubin:  Yes.  Well we acquired the Infusium-23 and now the Pert and Sure.  You know we have put a large amount of money into the budget for advertising and it actually has paid off very well with our Infusium-23 and hopefully will pay off for Pert and Sure.

So you know we’re very, very satisfied that, based on the budgets that we’ve put together for the brands, that we’re actually hitting those numbers.  So there’s no big surprise about having to spend more than the budgeted even though you know everybody’s out there looking for business. But you know these are not opening price point products.  They’re middle of the road and so they’re not as price sensitive as some of the opening price points are.

Jason Gere:  OK, great.  Thank you very much for answering my questions.

Gerald Rubin:  OK, thanks.

Operator:  And as a reminder, that is star 1 if you do have a question at this time.  We’ll hear next from Mimi Noel with Sidoti & Company.  Please go ahead.

Mimi Noel:  Hi, just a few questions.  Tom, forgive me if I missed this but could you actually quantify those items in the SG&A line that you called out that are responsible for the bigger increase in this latest quarter.

Thomas Benson:  Yes.  We did not quantify them.

Mimi Noel:  Would you be willing to do that?

Thomas Benson:  No, we don’t go into that detail.

Mimi Noel:  No.  I thought you’d done that in the past.  Am I remembering incorrectly?

Thomas Benson:  We have sometimes, yes.

Mimi Noel:  OK.

Thomas Benson:  I mean one of the major ones, and we discussed it last year, is in the fourth quarter of last year we – as a result of our impairment, we reversed significant amounts of incentive compensation.  So instead of having an expense, we had a reversal of an expense in the fourth quarter last year.  And this quarter we have the normal ongoing expense due to the good performance that we had, so that’s …

Mimi Noel:  OK.

Thomas Benson:  So that’s one of the major items.  And the – when we do acquisitions we have amortizing intangibles and we’ve done – the (Ogilvie) and the Infusium impacted this year.  So our amortization is up and as we’re – as we continue to go into – you know get a bigger footprint in the liquids area, Infusium and we’ll see it with Pert and Sure.

We have more advertisement – advertising.  These types of products require more trade, Mimi, and things like that.

Mimi Noel:  OK.

Thomas Benson:  So we will continue to have more advertising as time goes on in our SG&A.

Mimi Noel:  OK.  That’s helpful.  Thank you.

Thomas Benson:  Yes.

Mimi Noel:  I do have one or two more questions.  Regarding OXO for the year, for fiscal 2010, were there any new distribution wins during the year whereby growth was – as a result was more pronounced then you might typically see?

Thomas Benson:  ((Inaudible)).

Mimi Noel:  And given …

Thomas Benson:  No.  Go ahead.  I’m sorry.

Mimi Noel:  No.  I was just going to say you know is there any reason why should – we should see a slowdown in growth in fiscal 2011?

Gerald Rubin:  The second part, no, you shouldn’t see any …

Mimi Noel:  OK.

Gerald Rubin:  … decrease in the growth.  The – as I mentioned, the growth comes from increased distribution within the customers that we sell because of all the new products that we sell them they need new space for those new products.  And that’s where we’re getting growth. Our major customers are doing very well and we’re projecting nice increases for all the major customers that do handle the OXO.

Mimi Noel:  Where does OXO stand geographically in an international realm?

Gerald Rubin:  Well we do sell in countries throughout the world and we have our own distribution in England.  We also sell – we have our own distribution in Japan.  But we sell in Canada and Australia and Italy and countries all over the world.

Mimi Noel:  OK.

Gerald Rubin:  So you can – it’s not a big part of the business yet but it’s growing and ((inaudible)) …

Mimi Noel:  Is it growing faster than the aggregate?

Gerald Rubin:  No, not really.

Mimi Noel:  OK.  OK.  And the only last – oh, actually one lingering question on OXO.  Any licensing revenue from the brand in this latest quarter?

Thomas Benson:  We did have – this is Tom.  We did have a licensing revenue.  It is not significant in …

Mimi Noel:  OK.

Thomas Benson:  … their results.  As we’ve disclosed before, we – during the last year, we entered into an agreement with both Staples and UCB and we think that is bringing additional exposure to the OXO brand.

Mimi Noel:  OK.  And where does that fall in the income statement?

Thomas Benson:  It is part of sales.

Mimi Noel:  OK.  So it does affect the gross margin?

Thomas Benson:  Yes but it’s not …

Mimi Noel:  It’s still small.

Thomas Benson:  It’s very small.

Mimi Noel:  OK.  And the only last question I had for you, Tom, is do you have a cash from operations number for the quarter and the CapEx number for the quarter?

Thomas Benson:  The answer is no but when we file the K you can figure it out.

Mimi Noel:  Thanks.

Thomas Benson:  Yes.

Mimi Noel:  OK.  Thank you very much.

Gerald Rubin:  Mimi, if you’re still there you know our …

Mimi Noel:  Yes.

Gerald Rubin:  Our EBITDA, as reported in our – in our report today, was 107,754,000 versus last year’s 83,623,000.  So we had a pickup of 20 – over $24 million in our EBITDA.  And then you know you can figure out the cash flow from that because you know in our EBITDA there’s – you have the interest and the income tax expense, and you can see what that is, so.

Mimi Noel:  OK.

Gerald Rubin:  You can probably figure out the cash flow from that.

Mimi Noel:  All right.  Thank you (Jerry).

Operator:  And as a final reminder, that is star 1 if you do have a question at this time; star 1 for any questions.  We’ll hear next from Gary Giblen with Quint-Miller Incorporated.  Please go ahead.

Gary Giblen:  Yes, good morning everybody.

Gerald Rubin:  Good morning.

Gary Giblen:  Is the statement in the earnings release about improving domestic retail environment; is that – doest that apply to Housewares as well as personal care?

Gerald Rubin:  The answer is yes.  We’re starting to see some – I guess some light at the end of the tunnel that retail sales are picking up.  And you know we’re one of them that hopefully will participate in it.  And I know you all watch all the retailers and you can see all the numbers there but it looks like retail sales are starting to improve.

Gary Giblen:  And I mean relative to Housewares, where you have been consistently performing well of course, do you attribute that to better housing market or just the retailer psychology or, you know, what are the main factors?

Gerald Rubin:  No.  I think it’s everything.  It’s possible people, you know, cooking more at home, looking for all the new items that we sell; you know not buying big ticket items, so they buy items for their kitchen and for their house and the support that we get from the retailers.  I think it’s a little of everything.

Gary Giblen:  OK.  And then do the latest – this latest wave of Wal-Mart rollbacks have any effect on you in terms of having push back on price even though I realize you are a low cost leader in providing for the mass market?  But do you still get some additional pressure from Wal-Mart and others?

Gerald Rubin:  Actually there hasn’t been any change there.  You know, we’re – the answer’s no, nothing has changed there, you know, for our product mix.

Gary Giblen:  OK, great.  Thanks a lot.

Gerald Rubin:  Thanks Gary.

Operator:  We’ll take our next question from Vito Menza with Sandler Capital.  Please go ahead.

Vito Menza:  Hey guys, nice quarter.  Just a couple questions.  First one is do you still have 20 million of auction rate securities in your long term other asset line?

Thomas Benson:  Yes, we do.

Vito Menza:  OK.  So if I assume that’s – I know you don’t assume that it is cash, but if I assume that’s cash, then you know before you did the Pert and Sure acquisition you essentially had zero net debt.  You ended the quarter with zero net debt if I count that as cash.  And so that implies something around you know $50 million of free cash flow this past quarter which brings your total for the year to around $450 per share or 150 million.

And, you know, my question is this, you haven’t had a net cash position or close to a net cash position in a very long time, and, you know, you made it apparent that you could still do deals out of basically what amounted to a quarter and a half’s worth of free cash flow.

So what are the rest of the plans for the cash?  I mean why are we not doing a share buyback?

Gerald Rubin:  You know as we’ve talked in the past you know the cash flow from Helen Troy is very, very good compared to …

Vito Menza:  I mean it’s a machine.  With growing intangible amortization now it’s a machine.  The disconnect between your reported GAAP EPS and your cash flow is just – is getting even wider.

Gerald Rubin:  You know and I appreciate that.  You know we are trying to grow the business.  You know – you know we did, what $650 million last year and we’re going to add about $65 million from the Pert and Sure.

Vito Menza:  Yes.

Gerald Rubin:  But, you know, we still need to grow the business.  In the – in the real world we’re not as big as we’d like to be.  And, you know, our board has decided that the money that we do cash flow with, you know, we want to acquire businesses.  That doesn’t mean that we’re only using the cash flow to acquire businesses.

You kno,w as you pointed out you know at the end of the year we did have enough – before we bought the Pert and Sure we did have enough cash to pay off our complete debt.  And if we go forward until next February 28, that’ll be true again because even though we spent the $69 million ,you know, that’ll all be coming back to us and we expect to have, you know, for our budget, more cash than we have debt.  So, you know, we’re in good – we’re in great shape.  We’re a great company.

You know, I’m glad you mentioned that we’re a money machine.  We don’t look at it that way but it’s nice to think that we’re a money machine.  And we are looking for larger acquisitions.  We think we ought to be in a larger – you know, we don’t have any debt and our cash flow is what we project for the future.  We need to be a bigger company and acquire more businesses.

You know, I know we’ve talked about you know buying back the stock.  At the present time that’s still on the agenda but we believe that we can make more money by using our cash and debt if we needed more to acquire companies then to use it to buy back the stock.

Vito Menza:  I mean if – you know, from a shareholder, it feels like there could be a happy balance between the two.  I mean this Pert/Sure acquisition looks like a gem from what you’ve disclosed thus far.  And it – but again you did it with basically a quarter and a half worth’s of free cash flow.  You know, how, from a shareholders’ perspective, do we get comfortable that, you know, one, you’re shareholder friendly, and two, you’re not going to go out and waste the money on a silly large acquisition?  I mean these little tuck-ins are perfect and you’re good at them.

Gerald Rubin:  Yes.  You know I’d like to think after all these years we’re in – we’re not silly business men.  You know we – there are so many acquisitions that come across our desk every week and we are very selective and we just happen, you know, I guess, to be lucky to wait around for Pert and Sure to come aboard.

You know and you know, we’re growing our – you know, our business.  You know, if you look back at the OXO business that we bought, what 5, 6 years ago, it’s more than worldwide.  You know, more than 2-1/2 times today in sales and profit than it was when we first purchased it.

And so, you know, I believe we’re – you know, we’re good business men.  We’re conservative.  You know we’re not going to buy some silly acquisition just to have increased numbers that don’t mean anything.  We’re very profit oriented.  Every acquisition must be accretive and must bring us a good profit.  I’m going to – you’ll figure out, which we don’t – we don’t tell you but if you figured out the Pert and Sure you know that was a heck of a good acquisition …

Vito Menza:  Yes.

Gerald Rubin:  … for us just as well as the Infusium.  So the last two, if you looked at it – and we don’t disclose it – based on EBITDA ratios, it was one heck of a – both great buys.  And that’s what we’re looking at.  We’re looking at, you know, we have money and there’s a lot of companies out there for sale and a lot of – a lot of times people who want to buy just can’t raise the money and we can.

And so we think we’re in a good position for acquisitions and hopefully we’ll be smart in the future and grow the business and grow the profit and grow the net earnings and you, as a shareholder, and all the others, will benefit from the increased share price.

Vito Menza:  (Jerry), just turning the subject a little bit just to personal care – the personal care segment and tools in particular, could you just speak a little bit about shelf space and planograms and, you know, how does it look going forward?  Has any share been lost?  Has any share been gained?  You know, and obviously the consumer environment has improved and we’re hearing anecdotally restocking, how come Helen of Troy – how come Helen of Troy’s business won’t participate in that, the appliance business particularly?

Gerald Rubin:  Well, you know, I think we’re – you know, we’re participating.  I visited one of our major customers last – one of our big, big appliance customers, and they were telling me that Helen of Troy is the shining light in their department, that we are the one showing the increases over our competitors.  It’s just – I guess it’s just a tough environment.

But we – as we go forward, we think our planograms, some of them have been set, some of them have not been set.  Some of our major customers the planogram set doesn’t come until late June and it used to come in February.  We believe we have more SKUs there, well than our competition.  We have more than we had before.  And, you know, looking forward to the future being good.

We have a lot of new products.  And that’s – it’s going to turn into sales and profit for us.  You know we’re very optimistic.  And, as I mentioned last quarter, and I’ll mention again, you know, we’re looking for this year to be the biggest year for sales and profit in Helen of Troy’s history.  And I – and I certainly look forward to that coming.

Vito Menza:  OK.  Well I mean you said it before the Pert and Sure deal so I guess maybe now you feel even better about that statement.

Gerald Rubin:  Yes.

Vito Menza:  Is that a fair statement.

Gerald Rubin:  Now I can sleep at night.

Vito Menza:  OK.

Gerald Rubin:  I feel – I feel comfortable with that statement.

Vito Menza:  OK guys.  Good luck.  We’ll be in touch.  Thank you.

Operator:  And gentleman, seeing no further questions in our queue, I’ll turn things back over to you for any additional or closing comments.

Gerald Rubin:  We – if there are no other questions for us I wanted to thank everybody for participating in our fourth quarter and year end results.  And we look forward to speaking with you in a few months when we come out with our first quarter earnings report.  Thank you again for calling in.

Operator:  Thank you.  Ladies and gentleman if you wish to access the replay for this call you may do so by dialing 888-203-1112 with replay pass code 2570144.

This concludes our conference call for today.  Thank you all for participating and have a nice day.  All parties may now disconnect.

END